EXHIBIT 8.1

[Morrison & Foerster LLP Letterhead]

March 8, 2017

Japan International Cooperation Agency,

Nibancho Center Building 5-25 Niban-cho,

Chiyoda-ku,

Tokyo 102-8012, Japan

Ladies and Gentlemen:

We have acted as your United States counsel in connection with the registration statement under Schedule B of the Securities Act of 1933 (the “Act”) that you filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”).

In rendering this opinion, we have relied upon the accuracy of the facts, representations and other matters and the fulfillment of the covenants and obligations set forth in the Registration Statement.  Terms defined in the Registration Statement shall be defined for purposes of this opinion as defined therein.

Based on and subject to the foregoing, although the discussions as set forth under the heading “Taxation—U.S. Taxation” in the prospectus (the “Prospectus”), included in the Registration Statement, do not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the applicable debt securities, in our opinion, such discussions, subject to the limitations and qualifications set forth therein, constitute in all material respects a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of such debt securities.

The opinion expressed above is based on existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations, published interpretations of the Code and such Regulations by the Internal Revenue Service, and existing court decisions, any of which could be changed at any time.  Any such changes may or may not be retroactively applied.  It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.  In addition, the opinion rendered herein is based on the facts as of the date of this letter, and we disclaim any undertaking to advise you as to any change in fact or law occurring after the delivery of this letter that could affect the opinion rendered herein.  Any variation or difference in any fact from those relied on or assumed herein may affect the conclusions stated herein.

Although you may disclose to any and all persons, without limitation of any kind, the federal tax treatment and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, this opinion is intended for your benefit in connection with the Registration Statement.  You may not authorize any other person or entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent, provided that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law and persons purchasing the debt securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Taxation—U.S. Taxation” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP

Exh. 8.1-1